EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2012 Results

MITCHEL FIELD, N.Y., Sept. 13, 2011 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the first quarter of fiscal 2012, which ended July 31, 2011, of $15.9 million, a 31% increase over the $12.1 million recorded in the same quarter of fiscal 2011. The Company recorded operating profit of $1.8 million for the quarter ended July 31, 2011, compared to $789,000 in the first quarter of fiscal 2011. Net income for the first quarter of fiscal 2012 was $1.3 million or $0.16 per diluted share compared to $507,000 or $0.06 per diluted share for the first quarter of the prior year.

Chairman of the Board General Joseph Franklin made the following comment: "These results show Frequency is very much on track for our goals of strong revenue growth and increasing profitability this year. As in the preceding quarter this level of revenues reflects the continuing impact of recent new orders for commercial and U.S. Government satellite payloads. Most of our year-over-year revenue growth was generated in our FEI-NY operation. This segment accounted for all of our satellite business and it generated excellent operating profits on the increased revenues. Confirming the high priority of our U.S. Government business, the Company received notice since the end of the last quarter of additional funding on the seventh and eighth of twelve satellites on a long-term government program. Frequency previously completed work on the first six of these satellites. This global communications system is typical of critical government programs to which Frequency is a key supplier and which need to be funded on a continuing and timely basis."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs exceeded 40% of total revenues with commercial satellite programs now accounting for more than half of the revenues for this business area. Based on the current backlog, we expect satellite payloads to be the Company's dominant business area in fiscal year 2012.

  U.S. Government/DOD non-satellite programs: Fiscal year 2012 revenues from this business area, which are generated by the FEI-NY and FEI-Zyfer segments, were approximately the same as the prior year. As a result of the increased satellite payload revenues, DOD/non-satellite sales represent approximately 20% of consolidated revenues. Based on the important applications of the Company's technologies for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area will achieve significant future long-term growth.

  Network infrastructure: Revenues from this business area were under 30% of consolidated revenues. Sales of the Company's US5G family of wireline synchronization products grew year-over-year, offsetting lower first quarter sales of wireless infrastructure products.

Reporting segments:

Reported segment revenues (in thousands):

	3 months ended
	July 31
	2011	2010
FEI-NY	$10,615	$7,642
Gillam-FEI	1,988	2,973
FEI-Zyfer	3,773	2,497
less intersegment revenues	(437)	(988)
Consolidated revenues	$15,939	$12,124
  FEI-NY The FEI-NY segment includes revenues from satellite payloads, wireless telecommunications and U.S. Government/DOD non-space programs.

  Gillam-FEI The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products.

  FEI-Zyfer The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs and a family of commercial wireless products as well as sales and support of the US5G synchronization systems.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "We maintained the revenue trend that began in the fourth quarter of last year and demonstrated our operational leverage by achieving an operating profit of $1.8 million or 11% of revenues.  In the following quarters of this fiscal year, based on the current mix of programs, we expect to see improved gross margins and operating profits on a year-over-year basis. We also generated positive operating cash flow of approximately $2.7 million and at the end of the quarter our cash, cash equivalents and marketable securities increased to $22.6 million."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, September 13, 2011, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 13, 2011. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 378849.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 125 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended
	July 31,
	2011	2010
	(unaudited)
	(in thousands except per share data)

Net Revenues	$15,939	$12,124
Cost of Revenues	9,795	7,378
Gross Margin	6,144	4,746
Selling and Administrative	3,162	2,795
Research and Development	1,198	1,162
Operating Profit	1,784	789
Interest and Other, net	200	68
Income before Income Taxes	1,984	857
Income Tax Provision	640	350
Net Income	$1,344	$507

Net Income per Common Share:
Basic	$0.16	$0.06
Diluted	$0.16	$0.06

Average Common Shares Outstanding:
Basic	8,304,484	8,233,570
Diluted	8,503,101	8,280,332

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2011	2011
	(in thousands)

ASSETS
Cash & Marketable Securities	$22,658	$20,632
Accounts Receivable	8,738	11,663
Costs and Estimated Earnings
in Excess of Billings, net	3,315	2,409
Inventories	30,247	28,172
Other Current Assets	4,768	4,860
Property, Plant & Equipment	7,218	7,163
Other Assets	15,172	14,932
	$92,116	$89,831

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,827	$7,386
Long-term Obligations and Other	10,915	10,910
Stockholders' Equity	73,374	71,535
	$92,116	$89,831
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com